As filed with the Securities and Exchange Commission on January 9, 2002
                                                     Registration No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    Form S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                               HALLIBURTON COMPANY
             (Exact name of Registrant as specified in its charter)

           Delaware                                              75-2677995
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                               3600 Lincoln Plaza
                                500 N. Akard St.
                               Dallas, Texas 75201
                    (Address of principal executive offices)

            HALLIBURTON COMPANY DIRECTORS' DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                                LESTER L. COLEMAN
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                               HALLIBURTON COMPANY
                               3600 Lincoln Plaza
                                500 N. Akard St.
                               Dallas, Texas 75201
                     (Name and address of agent for service)

                                 (214) 978-2600
          (Telephone number, including area code, of agent for service)

                                   CALCULATION OF REGISTRATION FEE
============================================================================================================
              TITLE OF SECURITIES                              PROPOSED          PROPOSED
             TO BE REGISTERED (1)              AMOUNT           MAXIMUM           MAXIMUM         AMOUNT OF
                                                TO BE          OFFERING          AGGREGATE      REGISTRATION
                                           REGISTERED (2)        PRICE           OFFERING            FEE
                                                               PER UNIT          PRICE (2)
------------------------------------------------------------------------------------------------------------
Deferred Compensation Obligations

Common Stock, par value $2.50
============================================================================================================
                Total                       $10,000,000          100%          $10,000,000         $2,390
============================================================================================================

(1)  The  Deferred   Compensation   Obligations  are  unsecured  obligations  of
Halliburton  Company to pay deferred  compensation in the future to non-employee directors of Halliburton Company in accordance with the terms of the Halliburton
Company Directors' Deferred Compensation Plan.
(2) Not specified as to each class of  securities  to be registered  pursuant to
Rule 457(o).  The amount to be registered is estimated solely for the purpose of calculating  the  registration  fee and includes  such  indeterminate  number of shares of  Halliburton  Company  Common Stock as may be issued at  indeterminate prices in fulfillment of certain Deferred Compensation Obligations.

============================================================================================================

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Sections 10(a) of the Securities Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, heretofore filed with the SEC by the Registrant pursuant to the Exchange Act, are incorporated herein by reference.

         (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2000;

         (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001; and

         (c) The Registrant's Current Reports on Form 8-K filed on January 2, 2001; January 3, 2001; February 2, 2001; February 2, 2001; February 20, 2001; March 6, 2001; March 13, 2001; March 23, 2001; April 11, 2001; April
     27, 2001;  May 1, 2001; May 10, 2001;  May 16, 2001; June 7, 2001; June 29,
     2001; July 12, 2001;  July 20, 2001; July 27, 2001;  July 27, 2001; October
     19, 2001; October 26, 2001; October 30, 2001; November 6, 2001; November 7,
     2001; November 27, 2001; December 4, 2001; December 7, 2001; December 11, 2001; December 12, 2001; December 20, 2001; January 4, 2002 and January 8, 2002.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this registration statement have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Halliburton's common stock is registered under Section 12 of the Securities Exchange Act of 1934 and, accordingly, no description is provided hereunder.

     Under the Halliburton Directors' Deferred Compensation Plan, non-employee Directors of Halliburton may at any time elect to defer all or a portion of their compensation for services as a Director until after their Board service terminates. The amounts of compensation deferred by participants under the Plan are referred to as "Deferred Compensation Obligations." The Plan is administered by a committee of Directors (the "Committee") appointed by Halliburton's Board of Directors.

     A participant may elect to have his or her deferred compensation and earnings thereon held subject to interest ("Deferred Compensation Account") or translated into stock equivalents based on Halliburton's common stock ("Stock Equivalents Account"). Amounts allocated to a participant's Deferred Compensation Account is credited quarterly with an amount equivalent to interest at Citibank N.A.'s prime rate for major corporate borrowers. The number of stock equivalents, or fractions thereof, to be credited quarterly to a participant's Stock Equivalents Account is determined by dividing the amount of deferred compensation by the market price of Halliburton's common stock on the last trading day of the fiscal quarter. Such Stock Equivalents Account is also credited with any dividends or other distributions paid during the quarter which the participant would have received if he or she had been the owner of the number of shares of common stock equal to the number of stock equivalents in his or her Stock Equivalents Account on the applicable record date.

     The Deferred Compensation Obligations will be payable following termination of Board service in one of the following forms, as determined by the Committee (defined below) in its sole discretion: (a) single lump sum; (b) five equal annual installments; or (c) ten equal annual installments. The lump sum payment or initial annual installment will be distributed on the last business day of January following the close of the calendar year in which service terminates. If a participant should die, the undistributed balance of his or her account(s) will be paid to his or her estate or personal representative as soon as administratively feasible. Amounts from a participant's Stock Equivalents Account will be distributed in shares of Halliburton's common stock.

     The Deferred Compensation Obligations are unsecured general obligations of Halliburton and will rank equally with other unsecured indebtedness of Halliburton. Benefits under the Plan may not be assigned or alienated, either voluntarily or involuntarily, other than by will or the applicable laws of descent and distribution.

     Halliburton may amend or terminate the Plan at any time; provided, however, that no such amendment or termination may deprive a participant of the amounts allocated to his or her account(s) or be retroactive in effect to the prejudice of any participant.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section  145 of the  General  Corporation  Law of the State of  Delaware or
DGCL, provides that a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents. Indemnification is allowed in connection with threatened, pending, or completed actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, other than an action by or in right of the corporation, brought against them by reason of the fact that they were or are directors, officers, employees, or agents, for:
-    expenses, judgments, and fines; and
- amounts paid in settlement actually and reasonably incurred in any action, suit, or proceeding.

Article X of the Registrant's restated certificate of incorporation together with Section 47 of its by-laws provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding because:
-    the  person  is  or  was  an  officer  or  director  of  the Registrant; or
- is a person who is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation or of a partnership, joint venture trust, or other enterprise, including service relating to employee benefit plans, to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Registrant's restated certificate of incorporation and the by-laws were adopted or as may be amended. Section 47 of the Registrant's by-laws and Article X of its restated certificate of incorporation expressly provide that they are not the exclusive methods of indemnification.

     Section 47 of the by-laws provides that the Registrant may maintain insurance, at its own expense, to protect itself and any director, officer, employee, or agent of the Registrant or of another entity against any expense, liability, or loss. This insurance coverage may be maintained regardless of whether the Registrant would have the power to indemnify the person against the expense, liability, or loss under the DGCL.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, that provision shall not eliminate or limit the liability of a director:
- for any breach of the director's duty of loyalty to the corporation or its stockholders;
- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
- under Section 174 of the DGCL, relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock; or
- for any transaction from which the director derived an improper personal benefit.
Article XV of the Registrant's restated certificate of incorporation contains this type of provision.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

4.1 Halliburton Company Directors' Deferred Compensation Plan, as amended and restated effective February 1, 2001 (incorporated by reference to Exhibit 10.3 to Halliburton's Form 10-K for the year ended December 31,
         2000).

5.1 Opinion of Susan S. Keith, Vice President, Secretary and Corporate Counsel of Halliburton, as to the legality of the securities being registered.

23.1     Consent of Arthur Andersen LLP.

23.2     Consent of Susan S. Keith (included in Exhibit 5.1).

24.1     Powers of Attorney for the following directors:

         Lord Clitheroe
         Robert L. Crandall
         Kenneth T. Derr
         Charles J. DiBona
         Lawrence S. Eagleburger
         W. R. Howell
         Ray L. Hunt
         Aylwin B. Lewis
         J. Landis Martin
         Jay A. Precourt
         Debra L. Reed
         C. J. Silas

ITEM 9.  UNDERTAKINGS.

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that for the purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 , as amended (the "Exchange Act")(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification of liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this the 8th day of January, 2002.

                                         HALLIBURTON COMPANY

                                         By: /s/ David J. Lesar
                                            ------------------------------------
                                            David J. Lesar
                                            Chairman of the Board, President
                                            and Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                                    TITLE                               DATE
              ---------                                    -----                               ----

             /s/ David J. Lesar                 Chairman of the Board, President          January 8, 2002
     -----------------------------------        and Chief Executive Officer
               David J. Lesar                   and Director
                                                (Principal Executive Officer)

            /s/ Douglas L. Foshee               Executive Vice President                  January 8, 2002
     -----------------------------------        and Chief Financial Officer
              Douglas L. Foshee                 (Principal Financial Officer)

        /s/ R. Charles Muchmore, Jr.            Vice President and Controller             January 8, 2002
     -----------------------------------        (Principal Accounting Officer)
          R. Charles Muchmore, Jr.

             *  LORD CLITHEROE                  Director
     -----------------------------------
               Lord Clitheroe

             *  KENNETH T. DERR                 Director
     -----------------------------------
               Kenneth T. Derr

            *  CHARLES J. DIBONA                Director
     -----------------------------------
              Charles J. DiBona

         *  LAWRENCE S. EAGLEBURGER             Director
     -----------------------------------
           Lawrence S. Eagleburger

             *  W. R. HOWELL                    Director
     -----------------------------------
                W. R. Howell

             *  AYLWIN B. LEWIS                 Director
     -----------------------------------
               Aylwin B. Lewis


            *  J. LANDIS MARTIN                 Director
     -----------------------------------
              J. Landis Martin

             *  JAY A. PRECOURT                 Director
     -----------------------------------
               Jay A. Precourt

              *  DEBRA L. REED                  Director
     -----------------------------------
                Debra L. Reed

               *  C. J. SILAS                   Director
     -----------------------------------
                 C. J. Silas

            *  ROBERT L. CRANDALL               Director
     -----------------------------------
             Robert L. Crandall

               *  RAY L. HUNT                   Director
     -----------------------------------
                 Ray L. Hunt




*By:         /s/ Susan S. Keith
     -----------------------------------
               Susan S. Keith
                 Pursuant to
              Power of Attorney

 Date: January 8, 2002


                                INDEX TO EXHIBITS

Exhibit
Number                            Description
-------                           -----------

 4.1 Halliburton Company Directors' Deferred Compensation Plan, as amended and restated effective February 1, 2001 (incorporated by reference to Exhibit 10.3 to Halliburton's Form 10-K for the year ended December 31, 2000).

 5.1 Opinion of Susan S. Keith, Vice President, Secretary and Corporate Counsel of Halliburton, as to the legality of the securities being registered.

23.1              Consent of Arthur Andersen LLP.

23.2              Consent of Susan S. Keith (included in Exhibit 5.1).

24.1              Powers of Attorney for the following directors:

                  Lord Clitheroe
                  Robert L. Crandall
                  Kenneth T. Derr
                  Charles J. DiBona
                  Lawrence S. Eagleburger
                  W. R. Howell
                  Ray L. Hunt
                  Aylwin B. Lewis
                  J. Landis Martin
                  Jay A. Precourt
                  Debra L. Reed
                  C. J. Silas